UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 25, 2025

ONEMEDNET CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-40386	86-2076743
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6385 Old Shady Oak Road, Suite 250
Eden Prairie, MN 55344
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: 800-918-7189

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	ONMD	The Nasdaq Stock Market LLC
Redeemable Warrants, each exercisable for one share of Common Stock at an exercise price of $11.50 per share	ONMDW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 25, 2025, the Board of Directors (the “Board”) of OneMedNet Corporation (the “Company”) increased the size of the Board to nine directors, and upon the recommendation of the Nominating and Corporate Governance Committee of the Board, the Board appointed Dr. Kenneth Alleyne to serve as a Class III Director of the Board to fill the vacancy created by the expansion of the Board. The Board also appointed Dr. Alleyne to serve on the Audit Committee of the Board.

The Board affirmatively determined that Dr. Alleyne qualifies as an “independent director” under the Nasdaq listing requirements and meets the heightened standards of independence for audit committee membership under the applicable rules of the Securities and Exchange Commission. There are no family relationships between Dr. Alleyne and any other director or executive officer of the Company. In addition, there are no understandings or arrangements with any person pursuant to which Dr. Alleyne was selected as a director, and Dr. Alleyne is not party to any related party transaction required to be reported pursuant to Item 404(a) of Regulation S-K.

As a non-employee director of the Company, Dr. Alleyne will be entitled to receive the same compensation as other non-employee directors as disclosed in the Company’s definitive proxy statement filed on November 8, 2024. The Company will enter into an indemnity agreement with Dr. Alleyne in the same form as previously entered into by the Company with its other non-management directors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 3, 2025
ONEMEDNET CORPORATION

	By:	/s/ Aaron Green
Aaron Green
Chief Executive Officer